EXHIBIT 10.1

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT is made and entered into as of November 10, 2014, but effective as of April 1, 2014, (this “Agreement”), by and between Global Medical REIT Inc., a Maryland corporation (the “Company”) and Inter-American Management LLC., a Delaware limited liability company (the “Manager”)(collectively the “Parties”).

RECITALS

WHEREAS, the Company is a recently-formed Maryland corporation that intends to invest in a diverse portfolio of commercial real estate assets, including, without limitation, single-family residential rental properties;

WHEREAS, the Company intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company wishes to engage the Manager to manage the assets, operations and affairs of the Company and its Subsidiaries; and

WHEREAS, the Manager desires to accept such engagement on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.

Definitions.

(a)

The following terms shall have the meanings set forth in this Section 1(a):

“Acquisition Fee” shall mean 2.00% of the purchase price of any real estate asset acquired by Manager for the Company.

“Acquisition Costs” shall mean purchase price plus fees.

“Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

“Agreement” has the meaning assigned in the first paragraph.

“Base Management Fee” means the base management fee, calculated and payable (in cash) monthly in arrears, in an amount equal to the greater of (a) 2.00% per annum of the Company’s Net Asset Value , or (b) $30,000 per calendar month.

“Board of Directors” means the Board of Directors of the Company.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than Heng Fai Enterprises, Ltd or any of its Affiliates; or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Company or any of its Affiliates, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager.

“Charter” means the charter of the Company, as amended, restated or supplemented from time to time.

“Closing Date” means April 1, 2014.

“Code” has the meaning assigned to such term in the Recitals.

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include any Subsidiaries.

“Company Account” has the meaning assigned in Section 5.

“Company Indemnified Party” has the meaning assigned in Section 11(c).

“Confidential Information” means all non-public information, written or oral, obtained by the Manager in connection with the services rendered hereunder.

“Compliance Policies” means the compliance policies and procedures of the Manager, as in effect from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether by contract, voting equity, legal right or otherwise.

“Core Earnings” means the net income (loss) of the Company, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) real estate-related depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Directors and approved by a majority of the Directors.

“Cross Transactions” has the meaning assigned in Section 3(c).

“Date of Termination” means the date in which this Agreement is terminated or expires without renewal.

“Dedicated Employees” has the meaning assigned in Section 3(a).

“Directors” means the members of the Board of Directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Quarter” means the last fiscal quarter ending prior to the effective date of any termination or non-renewal of this Agreement.

“Final Quarter Adjusted Incentive Compensation” means the hypothetical Incentive Compensation that would have been payable to the Manager with respect to the Final Quarter had Core Earnings included net unrealized gains and losses with respect to the Company’s Investments. Net unrealized gains and losses for the Final Quarter shall be calculated based on the fair market value of the Company’s Investments as of the last day of the Final Quarter. The fair market value of the Company’s Investments as of the last day of the Final Quarter shall be determined in good faith by the Board (including a majority of the Directors) no later than 60 days after the effective date of termination or non-renewal of the Agreement based on a valuation performed by one or more independent valuation firms of recognized standing or independent third-party dealer quotes obtained by the Company, as applicable. If, at any time, the Manager disputes the determination of fair market value obtained by the Company by more than 5% and such dispute is not resolved between the Directors and the Manager within ten business days after the Manager provides written notice to the Company of such dispute (a “Valuation Notice”), then the matter shall be resolved by a different independent valuation firm of recognized standing selected jointly by the Directors and the Manager within not more than 20 days after such Valuation Notice. In the event the Directors and the Manager do not agree with respect to such selection within the aforesaid 20 day time-frame, the Directors shall select one such independent valuation firm and the Manager shall select one such independent valuation firm within five business days after the expiration of the 20 day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five business days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board and the Manager and shall be delivered to the Board and the Manager within not more than 15 days after the selection of the Last Appraiser. The expenses of the valuation shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.

“FTSE NAREIT Equity Health Care” means the REIT health care real estate index which is a component of the FTSE NAREIT U.S. Real Estate Index Series published on REIT.com

“Funds From Operations” or “FFO” means the Company’s net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

“GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.

“Governing Instruments” means, with respect to any Person, the charter and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles or certificate of formation and operating agreement in the case of a limited liability company, in each case, as amended, restated or supplemented from time to time.

“Heng Fai Enterprises, Ltd.” means Heng Fai Enterprises, Ltd., , a Hong Kong Limited Company.

“Incentive Compensation” means the incentive management fee calculated and payable in arrears with respect to each fiscal quarter (or part thereof that this Agreement is in effect) in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings for the previous four fiscal quarters, and (ii) the product of (A) the weighted-average offering price per Common Share of all of the Company’s public and private offerings of Common Shares (other than offerings of Common Shares to the Company or its Affiliates that are not part of a broader offering of Common Shares to third party investors) (where each such offering is weighted by both the number of shares issued in such offering and the number of days that such issued shares were outstanding during such four fiscal quarter period) multiplied by the average number of Common Shares outstanding in the previous four fiscal quarters, and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three fiscal quarters of such previous four fiscal quarter period; provided, however, that no Incentive Compensation shall be payable with respect to any fiscal quarter unless cumulative Core Earnings for the 12 most-recently completed fiscal quarters (or part thereof prior to the completion of 12 fiscal quarters following the Closing Date) is greater than zero.

“Indemnification Obligations” has the meaning assigned in Section 11(c).

“Indemnitee” has the meaning assigned in Section 11(d).

“Indemnitor” has the meaning assigned in Section 11(d).

“Investments” means the investments of the Company.

“Investment and Risk Management Committee” has the meaning assigned in Section 7(d).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the general criteria, parameters and policies relating to Investments as established by the Board of Directors, as the same may be modified from time-to-time.

“Judicially Determined” has the meaning assigned in Section 11(a).

“Last Appraiser” has the meaning assigned in the definition of Final Quarter Adjusted Incentive Compensation.

“Manager” has the meaning assigned in the first paragraph.

“Measurement Period” means the period beginning on March 1, 2014 and ending on the Date of Termination.

“Net Asset Value” is the value of the Company’s assets less the value of the Company’s liabilities.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Principal Transaction” has the meaning assigned in Section 3(d).

“Records” has the meaning assigned in Section 6(a).

“REIT” means a “real estate investment trust” as defined under the Code.

“Representatives” means collectively the Manager’s Affiliates, officers, directors, employees, agents and representatives.

“Return on Invested Capital” means the Company’s earnings before depreciation and amortization, interest, taxes, and dividends divided by Total Capital. Total Capital is the weighted-average of Company’s common and preferred stock equity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Split Price Executions” has the meaning assigned in Section 3(e).

“Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

“Tax Preparer” has the meaning assigned in Section 7(f).

“Termination Fee” means, with respect to any termination or non-renewal of this Agreement under Section 13 of this Agreement, a fee of equal to the greater of:

(a)

Three (3) times the average annual Base Management Fee and the average annual Incentive Compensation (in either case paid or payable) to the Manager with respect to the previous eight fiscal quarters ending on the last day of the Final Quarter; and

(b)

The greater of:

(i)

10% (ten percent) of the FFO growth from October 1, 2013 to the date of the termination; or

(ii)

10% (ten percent) of capital gains of the Company measured from the period October 1, 2013 to the date of termination. A mutually agreed upon third party shall conduct an appraisal of the Company’s assets.

“Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

“Valuation Notice” has the meaning assigned in the definition of Final Quarter Adjusted Incentive Compensation.

(a)

As used herein, accounting terms relating to the Company not defined in Section 1(a) hereof and accounting terms partly defined in Section 1(a) hereof, to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “fiscal quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(b)

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(c)

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

2.

Appointment and Duties of the Manager.

(i)

Appointment. The Company hereby appoints the Manager to manage, operate and administer the assets, operations and affairs of the Company and its Subsidiaries subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein in accordance with the provisions of this Agreement.

(ii)

Duties. The Manager shall manage, operate and administer the Company’s day-to-day operations, business and affairs, subject to the supervision of the Board of Directors, and shall have only such functions and authority as the Company may delegate to it, including, without limitation, the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and conduct the Company’s investment activities in accordance with the Investment Guidelines defined by the Company’s Board of Directors and attached hereto as Exhibit A, as amended from time to time, and other policies adopted and implemented by the Board of Directors. Subject to the foregoing, the Manager will perform (or cause to be performed) such services and activities relating to the management, operation and administration of the assets, liabilities and business of the Company as is appropriate, including, without limitation:

(i)

serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other policies and criteria for the other borrowings and the operations of the Company for the approval by the Board of Directors;

(ii)

investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, structuring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of Investments consistent with the Investment Guidelines, and making representations and warranties in connection therewith;

(iii)

with respect to any prospective Investment by the Company and any sale, exchange or other disposition of any Investment by the Company, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;

(iv)

engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, property management and maintenance services, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments or potential Investments and to the Company’s other business and operations;

(v)

coordinating and supervising, on behalf of the Company and at the Company’s sole cost and expense, other third party service providers to the Company;

(vi)

serving as the Company’s consultant with respect to arranging for any issuance of mortgage-backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;

(vii)

coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;

(viii)

providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix)

administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)

in connection with an any financing and the Company’s subsequent, on-going obligations under the Sarbanes Oxley Act of 2002 and the Exchange Act, engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party consultants and other service providers to assist the Company in complying with the requirements of the Sarbanes Oxley Act of 2002 and the Exchange Act;

(xi)

communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xii)

counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii)

counseling the Company, and when appropriate, evaluating and making recommendations to the Board of Directors regarding hedging, financing and securitization strategies and engaging in hedging, financing, borrowing and securitization activities on the Company’s behalf, consistent with the Investment Guidelines;

(xiv)

counseling the Company regarding the qualification and maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations;

(xv)

counseling the Company regarding the maintenance of the Company’s exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;

(xvi)

assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate related assets, mortgage-backed and asset-backed securities, non-real estate related assets and real estate operating companies;

(xvii)

furnishing such reports to the Company or the Board of Directors that the Manager reasonably determines to be responsive to reasonable requests for information from the Company or the Board of Directors regarding the Company’s activities and services performed for the Company or any of its Subsidiaries by the Manager;

(xviii)

monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xix)

purchasing assets (including investing in short-term investments pending the purchase of other Investments, payment of fees, costs and expenses, or distributions to the Company’s shareholders), and advising the Company as to the Company’s capital structure and capital raising;

(xx)

causing the Company to retain, at the sole cost and expense of the Company, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and the Treasury Regulations applicable to REITs and taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xxi)

causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxii)

assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xxiii)

taking all necessary actions to enable the Company to make required tax filings and reports and compliance with the provisions of the Code, and Treasury Regulations applicable to the Company, including, without limitation, the provisions applicable to the Company’s qualification as a REIT for U.S. federal income tax purposes;

(xxiv)

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxv)

using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxvi)

advising on, and obtaining on behalf of the Company, appropriate credit facilities or other financings for the Investments consistent with the Investment Guidelines;

(xxvii)

advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxviii)

performing such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxix)

using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(iii)

Property Management. The Manager may provide property management services to the Company for the properties the Company owns or controls. For these property management services, the Company shall pay the Manager 8% of rental revenue. The Manager shall be permitted to engage third parties to perform the property management services.

(iv)

Right to Market to Tenants. The Company hereby grants to Manager the right to market additional goods and/or services to tenants of the properties that are the subject of this Agreement.

(v)

Service Providers. The Manager may engage Persons who are non-Affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide to the Company sourcing, acquisition, disposition, asset management, property management, leasing, financing, development, disposition of real estate and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Company, pursuant to agreement(s) that provide for market rates and contain standard market terms.

(vi)

Reporting Requirements.

(i)

As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment (A) reports and information on the Company’s operations and asset performance and (B) other information reasonably requested by the Company.

(ii)

The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(iii)

The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(vii)

Reliance by Manager. In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(viii)

Use of the Manager’s Funds. The Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 of this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder.

(ix)

Payment and Reimbursement of Expenses. Within thirty days, the Company shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are payable or reimbursable by the Company to the Manager pursuant to Section 9.

3.

Dedication; Other Activities.

(i)

Devotion of Time. The Manager, directly or indirectly through its Affiliates, will provide a management team (including, without limitation, a chief executive officer and president, a chief financial officer, a corporate secretary, a chief investment officer, and a controller) along with appropriate support personnel, to deliver the management services to the Company hereunder. The members of such management team shall devote such of their working time and efforts to the management of the Company as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time; provided, however, that the Manager shall have the right, but not the obligation, to provide a dedicated or partially dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals to the Company. To the extent the Manager elects to provide the Company with a dedicated or partially dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals, each of whom will be an employee of the Manager or one of its Affiliates, such personnel are referred to herein as “Dedicated Employees.” The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.

(ii)

Other Activities. Except to the extent set forth in Section 3(a) above, and subject to the Company’s conflicts of interest policy as it may exist from time to time, the Manager’s investment allocation policy as it may exist from time to time and the Company’s Investment Guidelines, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers, directors or employees of any of the foregoing, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of real estate, real estate related investment or non-real estate related investment or other mortgage loans (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person are similar to those of the Company or in any way bind or restrict the Manager, or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting.

(iii)

Cross Transactions. Cross transactions are transactions between the Company or one of its subsidiaries, on the one hand, and an account (other than the Company or one of its subsidiaries) that is managed or advised by the Manager, Heng Fai Enterprises, Ltd. or one of the Managers’ or Affiliates, on the other hand (each a “Cross Transaction”). The Manager is authorized to execute Cross Transactions for the Company in accordance with applicable law and the Manager’s Compliance Policies. The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Cross Transaction. The Company may at any time, upon written notice to the Manager, revoke its consent to the Manager to execute Cross Transactions. In addition, unless approved in advance by a majority of the Company’s Directors or pursuant to and in accordance with a policy that has been approved by a majority of the Company’s Directors, all Cross Transactions must be effected at then-prevailing market prices.

(iv)

Principal Transactions. Principal transactions are transactions between the Company or one of its subsidiaries, on the one hand, and the Manager, Heng Fai Enterprises, Ltd, or any of their Affiliates (or any of the related parties of the foregoing, which includes employees of Heng Fai Enterprises, Ltd. and the Manager and their families), on the other hand (each a “Principal Transaction”). The Manager is only authorized to execute Principal Transactions with the prior approval of a majority of the Company’s Directors and in accordance with applicable law. Certain Cross Transactions may also be considered Principal Transactions whenever the Manager, Heng Fai Enterprises, Ltd. or any of their Affiliates (or any of the related parties of the foregoing, which includes employees of Heng Fai Enterprises, Ltd. and the Manager and their families) have a substantial ownership interest in of one of the transacting parties.

(v)

Officers, Employees, Etc. The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.

(vi)

The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines, in its reasonable and good faith judgment based on the Company’s investment objectives, policies and strategies, and other relevant factors, are appropriate for the Company, subject to the Company’s Investment Guidelines and the exception that, in accordance with the Company’s Compliance Policies, if adopted, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s or any of its Affiliate’s other clients in all such opportunities. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Manager shall provide to the Company such information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager (and not any funds of any of its clients or customers).

(vii)

The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be reasonably necessary for the best execution of such transactions taking into account all relevant factors, including but not limited to such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information, research and other services deemed by the Manager to be useful or valuable to the performance of its investment advisory functions. Such services may be used by the Manager in connection with its advisory services for clients other than the Company, and such arrangements may be outside the parameters of the “safe harbor” provided by Section 28(e) of the Exchange Act.

(viii)

The Company agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file in a timely manner any registration statement required to be filed by the Company or to deliver any financial statements or other reports required to be delivered by the Company. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

4.

Agency; Authority; Board of Director Placement

(a)

The Manager shall act as the agent of the Company in originating, acquiring, structuring, financing, managing, renovating, leasing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or assets.

(b)

In performing the services set forth in this Agreement, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines: to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment in a public or private sale; to execute Cross Transactions; to execute Principal Transactions; to execute Split Price Executions; to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Investments; to purchase, take and hold Investments subject to mortgages, liens or other encumbrances; to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Investment, irrespective of by whom the same were made; to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Investments, or to accept a deed in lieu of foreclosure; to join in a voluntary partition of any Investment; to cause to be demolished any structures on any real estate Investment; to cause renovations and capital improvements to be made to any real estate Investment; to abandon any Investment deemed to be worthless; to enter into joint ventures or otherwise participate in investment vehicles investing in Investments; to cause any real estate Investment to be leased, operated, developed, constructed or exploited; to cause the Company to indemnify third parties in connection with contractual arrangements between the Company and such third parties; to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area; to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance; to use the personnel and resources of its Affiliates in performing the services specified in this Agreement; to hire third party service providers subject to and in accordance with Section 2; to designate and engage all third party professionals and consultants to perform services (directly or indirectly) on behalf of the Company or its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and to take any and all other actions as are necessary or appropriate in connection with the Company’s Investments.

(c)

The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(d)

As long as this Agreement is in effect: (a) the Board of Directors shall be comprised of no more than seven directors; (b) the Manager shall have the right to place two members on the Board of Directors; and (c) Heng Fai Enterprises, Ltd. shall have the right to place one member on the Board of Directors.

5.

Bank Accounts.

At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Company.

6.

Books and Records; Confidentiality.

(a)

Books and Records. The Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the Investments generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one business day’s advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records. The Manager agrees that the Records are the property of the Company and the Manager agrees to deliver the Records to the Company upon the written request of the Company.

(b)

Confidentiality. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company, except: (i) to Heng Fai Enterprises, Ltd. and its Affiliates; (ii) in accordance with the Services Agreement or any advisory agreement contemplated by Section 2 hereunder; (iii) with the prior written consent of the Board of Directors; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (vi) to governmental or regulatory officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (viii) to respond to requests from judicial or regulatory or self-regulatory organizations and as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 6, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party not known by the Manager to be in breach of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

7.

Obligations of Manager; Restrictions.

(a)

Internal Control. The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon as practicable after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws and in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

(b)

Restrictions.

(ix)

The Manager acknowledges that the Company intends to conduct its operations so as not to become regulated as an investment company under the Investment Company Act, and agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Manager shall refrain from any action that, in its reasonable judgment made in good faith, (a) is not in compliance with the Investment Guidelines, (b) would cause the Company to fail to maintain its exclusion from status as an investment company under the Investment Company Act, or (c) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.

(ii)

The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the reasonable judgment of the Manager, be necessary and appropriate or as may be advised by the Board of Directors and consistent with standard industry practice. In addition, the Manager shall take such other action as it deems necessary or appropriate or as may be advised by the Board of Directors and consistent with standard industry practice with regard to the protection of the Investments.

(iii)

The Company shall not invest in joint ventures with the Manager or any Affiliate thereof, unless (a) such Investment is made in accordance with the Investment Guidelines and (b) such Investment is approved in advance by a majority of the Directors.

(c)

Board of Directors Review and Approval. Subject to the terms of the Manager’s Compliance Policies and the Company’s conflicts of interest policy as it may exist from time to time, the Board of Directors will periodically review the Investment Guidelines and the Company’s portfolio of Investments but will not be required to review each proposed Investment; provided, that the Company may not, and the Manager may not cause the Company to, acquire any Investment, sell any Investment, or engage in any co-investment that, pursuant to the terms of the Compliance Policies or the Company’s conflicts of interest policy, requires the approval of a majority of the Directors unless such transaction has been so approved. If a majority of the Directors determine that a particular transaction does not comply with the Investment Guidelines, then a majority of the Directors will consider what corrective action, if any, is appropriate. The Manager shall have the authority to take, or cause the Company to take, any such corrective action specified by a majority of the Directors. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence approval of the Board of Directors or the Directors with respect to a proposed Investment.

(d)

Investment and Risk Management Committee. The Manager shall maintain its investment and risk management committee (the “Investment and Risk Management Committee”), which as of the date hereof consists of the Company’s Chief Executive Officer and President, Chief Investment Officer and General Counsel. The Investment and Risk Management Committee shall continue to advise and consult with the Manager with respect to the Company’s investment policies, investment portfolio holdings, financing and leveraging strategies and the Investment Guidelines. The Investment and Risk Management Committee shall continue to meet as regularly as necessary to perform its duties, as determined by the Investment and Risk Management Committee, in its sole discretion.

(e)

Insurance. The Manager shall obtain, as soon as reasonably practicable, and shall thereafter maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f)

Tax Filings. The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and the Common Shares (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, dividends paid and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

8.

Compensation.

(a)

For the services rendered under this Agreement, the Company shall pay the Base Management Fee, the Acquisition Fee, and the Incentive Compensation to the Manager.

(b)

The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the fiscal quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. Within 45 days following the last day of each fiscal quarter, the Manager shall make available to the Company the quarterly calculation of the Base Management Fee with respect to such fiscal quarter, and the Company shall pay the Manager the Base Management Fee for such quarter in cash within 15 business days thereafter; provided, however, that such Base Management Fee may be offset by the Company against amounts due to the Company by the Manager and in all events no later than March 15 of the year following the year that includes the applicable fiscal quarter. Each quarterly payment of the Base Management Fee shall be treated as a separate payment for Section 409A of the Code.

(c)

The Acquisition Fee shall be paid at the closing of any real estate acquisition.

(d)

The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the fiscal quarter beginning on April 1, 2014. Within 45 days following the last day of each fiscal quarter for which the Incentive Compensation is payable, the Manager shall make available to the Company the quarterly calculation of the Incentive Compensation with respect to such fiscal quarter, and the Company shall pay the Manager the Incentive Compensation for such quarter within 15 business days thereafter and in all events no later than March 15 of the year following the year that includes the applicable fiscal quarter. Each quarterly payment of the Incentive Compensation shall be treated as a separate payment for Section 409A of the Code.

(e)

Additional Consideration. It is expressly understood by the Parties that this Agreement is drafted and entered into in consideration of the obligations and benefits contained in this Agreement. It is also recognized that the Manager was instrumental in creating the Company, developing and implementing its business plan, and proving initial financing and resources.

9.

Expenses.

(a)

The Company shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement. The expenses required to be borne by the Company include, but are not limited to:

(i)

issuance and transaction costs incident to the origination, acquisition, disposition and financing of Investments;

(ii)

legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager;

(iii)

the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(iv)

the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);

(v)

expenses associated with securities offerings of the Company;

(vi)

expenses relating to the payment of distributions;

(vii)

expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

(viii)

transfer agent, registrar and exchange listing fees;

(ix)

the costs of printing and mailing proxies, reports and other materials to the Company’s stockholders;

(x)

costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;

(xi)

costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Manager for travel on the Company’s behalf;

(xii)

the portion of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials that are allocable to the Company in accordance with the expense allocation policies of the Company;

(xiii)

settlement, clearing, and custodial fees and expenses;

(xiv)

all taxes and license fees;

(xv)

all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to insurance covering activities of the Manager, its Affiliates and any of their employees relating to the performance of the Manager’s duties and obligations under this Agreement;

(xvi)

costs and expenses incurred in contracting with third parties for the servicing, special servicing and property management of assets of the Company, as well as sourcing of Investments;

(xvii)

all other actual out of pocket costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of originating, acquiring, owning, rehabilitating, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xviii)

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xix)

the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf;

(xx)

expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Company and separate from offices of the Manager;

(xxi)

the costs of the wages, salaries and benefits incurred by the Manager with respect to any Dedicated Employees that the Manager elects to provide to the Company pursuant to Section 3(a) above; provided that (A) if the Manager elects to provide a partially dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals to the Company rather than a fully dedicated chief financial officer, chief operating officer, controller, internal legal counsel, property managers and/or property management oversight professionals, the Company shall be required to bear only a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to the Company and (B) the amount of such wages, salaries and benefits paid or reimbursed with respect to the Dedicated Employees shall be subject to the approval of the Compensation Committee of the Board of Directors; and

(xxii)

all other costs and expenses approved by the Board of Directors.

(b)

Other than as expressly provided above, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees, other than as described in Section 9(a)(xxi) above.

(c)

Subject to any required Board of Directors approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

10.

Expense Reports and Reimbursements.

The Manager shall prepare a statement documenting the operating expenses of the Company incurred during each fiscal quarter, and deliver the same to the Company within 60 days following the end of the applicable fiscal quarter. Such expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company within 60 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company from the Manager. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.

Limits of Manager Responsibility; Indemnification.

(a)

Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder in good faith and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager, its Affiliates and the officers, directors, members, shareholders, managers, Investment and Risk Committee members, employees, agents, successors and assigns of any of them (each, a “Manager Indemnified Party”) shall not be liable to the Company for any acts or omissions arising out of or in connection with the Company, this Agreement or the performance of the Manager’s duties and obligations hereunder, except by reason of acts or omissions found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed (“Judicially Determined”) to be due to the bad faith, gross negligence, willful misconduct or fraud of the Manager Indemnified Party. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11 shall not be construed so as to provide for the exculpation of any Manager Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 11 to the fullest extent permitted by law.

(b)

To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Manager Indemnified Party from and against any and all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Manager Indemnified Party by reason of (i) any acts, omissions or alleged acts or omissions arising out of or in connection with the Company or this Agreement, or (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Manager Indemnified Party may be involved, as a party or otherwise, arising out of or in connection with such Manager Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Company, or which relate to the Company; except to the extent such Indemnification Obligations are Judicially Determined to be due to such Manager Indemnified Party’s bad faith, gross negligence, willful misconduct or fraud or to constitute a material breach or violation of the Manager’s duties and obligations under this Agreement. The termination of a proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Manager Indemnified Party’s conduct constituted bad faith, gross negligence, willful misconduct or fraud. For the avoidance of doubt, none of the Manager Indemnified Parties will be liable for (i) trade errors that may result from ordinary negligence, such as errors in the investment-decision process (e.g. a transaction was effected in violation of the Company’s Investment Guidelines) or in the trade process (e.g. a buy order was entered instead of a sell order or the wrong security was purchased or sold or the security was purchased or sold at the wrong price) or property acquisition or small balance multifamily loan investment process or (ii) acts or omissions of any Manager Indemnified Party made or taken in accordance with written advice provided to the Manager Indemnified Parties by specialized, reputable, professional consultants selected, engaged or retained by the Manager and its Affiliates with commercially reasonable care, including without limitation counsel, accountants, investment bankers, financial advisers, and appraisers (absent bad faith, gross negligence, willful misconduct or fraud by a Manager Indemnified Party). Notwithstanding the foregoing, no provision of this Agreement will constitute a waiver or limitation of the Company’s rights under federal or state securities laws.

(c)

The Manager hereby agrees to indemnify the Company and its Subsidiaries and each of their respective directors and officers (each a “Company Indemnified Party”) with respect to all costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines and settlements (collectively, “Indemnification Obligations”) suffered or sustained by such Company Indemnified Party by reason of (i) acts or omissions or alleged acts or omissions of the Manager Judicially Determined to be due to the bad faith, willful misconduct or gross negligence of the Manager, its Affiliates or their respective officers or employees or the reckless disregard of the Manager’s duties under this Agreement or (ii) claims by the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment with the Manager or its Affiliates.

(d)

The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(e)

Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be Judicially Determined that Indemnitee was not entitled to be indemnified hereunder.

(f)

The Manager Indemnified Parties shall remain entitled to exculpation and indemnification from the Company pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

12.

No Joint Venture.

The Company and the Manager are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

13.

Term; Termination.

(a)

Term. This Agreement shall remain in full force through October 1, 2019 (“Initial Term”), unless terminated by the Manager as set forth below, and shall be renewed automatically for five year periods thereafter, unless this Agreement is sooner terminated in accordance with the terms hereof.

(b)

Termination by the Company. Subsequent to the Initial Term as defined above in Section 13(a), the Company shall only be able to terminate the Agreement:

(i)

if the Company fails to exceed

(A)

75% (seventy-five percent) of the FTSE NAREIT Equity Health Care (as defined above) total performance and dividend performance over the three year period previous to termination (the Manager shall have the right to forgo or defer any Fees due to it in order to achieve the 75% benchmark); and

(B)

75% (seventy-five percent) of a FTSE NAREIT Equity Health Care (as defined above) total performance and dividend performance over the one year period previous to termination (the Manager shall have the right to forgo or defer any Fees due to it in order to achieve the 75% benchmark); and

(C)

75% (seventy-five percent) of the Standard and Poor’s 500 Index (as defined above) total performance and dividend performance over the three year period previous to termination (the Manager shall have the right to forgo or defer any Fees due to it in order to achieve the 75% benchmark); and

(D)

75% (seventy-five percent) of the Standard and Poor’s 500 Index (as defined above) total performance and dividend performance over the one year period previous to termination (the Manager shall have the right to forgo or defer any Fees due to it in order to achieve the 75% benchmark); and

(E)

“total performance” is defined as share price appreciation plus dividends paid to the shareholder expressed as an annualized percentage of all index constituents weighted in the same ratio as they are weighed by the index; and

(F)

“dividend performance” is defined as dividends paid to the shareholder expressed as an annualized percentage of all index constituents weighted in the same ratio as they are weighed by the index.

(ii)

if the Company fails to exceed 5.0% (five percent) Return on Invested Capital for the previous twelve months; and

(iii)

if the Board of Directors of the Company:

(A)

is comprised of at least seven members;

(B)

and other than directors placed by the Manager or Heng Fai Enterprises Ltd., no more than one director is represented, employed, or affiliated by any single investor or investment, bank, law firm, or vendor; and

(C)

in a fully attended Board meeting, votes to terminate the Agreement in a majority vote; and

(iv)

the Company’s shareholders approve, by a majority of shareholders, an alternative business plan submitted by the Board of Directors through a Business Plan Shareholder Vote. A Business Plan Shareholder Vote shall include a business plan submitted by the Board of Directors and a business plan submitted by the Manager. In submitting an alternative business plan, the plan must discuss specific investment strategies, equity and debt raises, new hires and engagements of new management, and precisely demonstrate and quantify the financial benefits. Further, the Board of Directors shall submit its business plan to the Manager two months before the date of the Business Plan Shareholder Vote, and Manager shall be entitled to prepare its business plan with knowledge of the Board of Director’s alternative business plan.

(v)

Upon the termination of this Agreement pursuant to this Section 13(b) the Company will pay the Manager the Termination Fee within 90 (ninety) days following the effective date of such termination. At the Manager’s election, the Company shall either pay the Termination Fee (1) in cash; or (2) in common stock; or (3) fifty percent cash, fifty percent common stock.

(c)

Termination by Manager.

(i)

The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(ii)

The Manager may terminate this Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.

(iii)

Upon the termination of this Agreement pursuant to this Section 13(c) the Company will pay the Manager the Termination Fee within 90 (ninety) days following the effective date of such termination. At the Manager’s election, the Company shall either pay the Termination Fee (1) in cash; or (2) in common stock of the Company; or (3) fifty percent cash, fifty percent common stock of the Company.

14.

Action Upon Termination or Expiration of Term.

From and after the effective date of termination of this Agreement pursuant to Section 13 herein, the Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all Expenses and the Termination Fee, if applicable. For the avoidance of doubt, if the date of termination occurs other than at the end of a fiscal quarter, compensation to the Manager accruing to the date of termination shall also include: base management fees equal to the Base Management Fee for such final fiscal quarter, taking into account only the portion of such final fiscal quarter that this Agreement was in effect, and with appropriate adjustments to all relevant definitions. Upon such termination or expiration, the Manager shall reasonably promptly:

(a)

after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b)

deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and through the termination date; and

(c)

deliver to the Board of Directors all property and documents of and material to the Company provided to or obtained by the Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Manager’s possession or under its control.

15.

Assignment.

The Manager may not assign its duties under this Agreement unless such assignment is consented to in writing by a majority of the Company’s Directors. However, the Manager may assign to one or more of its Affiliates performance of any of its responsibilities hereunder without the approval of the Company’s Directors so long as the Manager remains liable for any such Affiliate’s performance and such assignment does not require the Company’s approval under the Investment Advisers Act of 1940.

16.

Release of Money or other Property Upon Written Request.

The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any Subsidiary, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager and its Affiliates, directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Manager or any of their directors, officers, shareholders, managers, employees, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Manager and its Affiliates, officers, directors, Investment and Risk Management Committee members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 16. Indemnification pursuant to this Section 16 shall be in addition to any right of the Manager to indemnification under Section 16.

17.

Notices.

Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission but only if such transmission is confirmed, (d) delivery by email but only if receipt of such transmission is confirmed, or (e) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Company:

Global Medical REIT Inc.

1601 Blake Street, Suite 310

Denver, CO 80202

Attn: Conn Flanigan, Secretary and General Counsel

Email: Conn@185hk.com

The Manager:

Inter-American Management LLC.

4800 Montgomery Lane Suite 450

Bethesda, MD 20814

Attn: Jeffrey Busch, Chief Executive Officer

Facsimile:

Email: Jeffagtw@aol.com

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18.

Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

19.

Entire Agreement; Amendments.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

20.

Governing Law; Jurisdiction.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland without giving effect to such state’s laws and principles regarding the conflict of interest laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and the United States District Court in the District of Maryland for the purpose of any action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the lay of venue in such court.

21.

Waiver of Jury Trial.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

22.

Indulgences, Not Waivers.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.

Titles Not to Affect Interpretation.

The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

24.

Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

25.

Severability.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.

Principles of Construction.

Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

GLOBAL MEDICAL REIT INC.

By:

/s/ David Young

Name: David Young

Title: CEO

THE MANAGER:

INTER-AMERICAN MANAGEMENT LLC.

By:

/s/ Jeffrey Busch

Name: Jeffrey Busch

Title: CEO

[Signature Page to Management Agreement]

Exhibit A

INVESTMENT GUIDELINES OF GLOBAL MEDICAL REIT INC.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Management Agreement, dated as of November 10, 2014, as may be amended from time to time (the “Management Agreement”), by and between Global Medical REIT Inc. (the “Company”) and Inter-American LLC. (the “Manager”).

No investment shall be made that would, as of its inception, cause the Company to fail to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

Approved investments include acquisition of currently leased medical facilities which may include hospitals, clinics, medical office buildings, emergency centers, and assisted living centers.

Any loan transaction to or from the Company, on the one hand, and the Manager and its Affiliates, on the other hand, must be approved by at least a majority of the Directors.

These investment guidelines may be changed by the Company’s board of directors without the approval of its stockholders.